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                                                                   Exhibit 10.25
                              MANAGEMENT AGREEMENT
                 (INVOLUNTARY AND CONSTRUCTIVE DISCHARGE FORM)

     AGREEMENT entered into as of February 5, 1996 by and between FSI International, Inc., a Minnesota corporation (the "Company"), and Charles Wofford (the "Employee").

                                  WITNESSETH:

     WHEREAS, the Employee is a key member of the management of the Company and has devoted and/or is expected to devote substantial skill and effort to the affairs of the Company, and the Board of Directors of the Company desires to recognize the significant personal contribution that the Employee has made and/or is expected to make to further the best interests of the Company and its stockholders; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to obtain or maintain the benefits of the Employee's services and attention to the affairs of the Company; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders to provide inducement for the Employee (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company; and

     WHEREAS, it is desirable and in the best interests of the Company and its stockholders that the Employee be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Employee's employment may be terminated without compensation in the event of certain changes in control of the Company; and

     WHEREAS, the Employee desires to be protected in the event of certain changes in control of the Company; and

     WHEREAS, for the reasons set forth above, the Company and the Employee desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Employee agree as follows:

     1. Employment. The Employee shall remain in the employ of the Company for the term of this Agreement as defined in Paragraph 14 (the "Term"), and during the Term the Employee shall have such title, duties, responsibilities and authority, and receive such


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remuneration and fringe benefits, as the Board of Directors of the Company or its Committees shall from time to time provide for the Employee; provided, however, that either the Employee or the Company may terminate the employment of the Employee at any time prior to the expiration of the Term, with or without Cause and for any reason whatever, subject to the right of the Employee to receive any payment and other benefits that may be due pursuant to the terms and conditions of Paragraph 3 of this Agreement or, except as provided in Paragraph 3(B) or Paragraph 4, the terms of any other written employment agreement relating to the employment of Employee by the Company.

            2. Occurrence of an Event. For purposes of this Agreement, an "Event" shall be deemed to have occurred if:

            (A) a majority of the directors of the Company shall be persons other than persons

                 (i) for whose election proxies shall have been solicited by the Board of Directors of the Company or

                 (ii) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Rule 14a-11 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or any successor rule thereto.

            (B) 30% or more of the then outstanding common or voting stock of the Company is acquired or beneficially owned (as defined in Exchange Act Rule 13d-3) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Events pursuant to this Paragraph 2(B):

                 (i) any acquisition or beneficial ownership by the Company or a subsidiary of the Company (if a majority of the outstanding voting power of the outstanding shares entitled to vote generally in an election of directors of the subsidiary are beneficially owned directly or indirectly by the Company ("Subsidiary")), or




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                 (ii)  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries,

                 (iii) any acquisition or beneficial ownership by the Employee or any group that includes the Employee, or

                 (iv) any acquisition or beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, of 100% of the outstanding common stock and voting stock of the Company as a result of a merger or statutory share exchange which complies with Paragraph 2(C)(i)(2) or the exception in Paragraph 2(C)(ii) hereof in all respects.

            (C) the shareholders of the Company approve a definitive agreement or plan to

                 (i) merge or consolidate the Company with or into another corporation (other than (1) a merger or consolidation with a Subsidiary of the Company or (2) a merger in which

                       (a)   the Company is the surviving corporation,

                       (b) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except (I) voting stock of a parent corporation owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the merger or (II) cash upon the exercise by holders of voting stock of the Company of statutory dissenters' rights),

                       (c) the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation or its parent corporation, and

                       (d) if voting stock of the parent corporation is exchanged for voting stock of the Company in the merger, all holders of




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                             any class or series of voting stock of the Company
                             immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series),

                  (ii) exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities or other property, except for (a) voting stock of a parent corporation of the Company owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the statutory share exchange if (I) the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of such parent corporation, and (II) all holders of any class or series of voting stock of the Company immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series or
                        (b) cash with respect to fractional shares of voting stock of the Company or payable as a result of the exercise by holders of voting stock of the Company of statutory dissenters' rights,

                  (iii) sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or

                  (iv)  liquidate or dissolve the Company,

                  unless a majority of the voting stock (or the voting equity interest) of the surviving corporation or its parent corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent corporation (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by the



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                 Employee or a group of persons, including the Employee,
                 acting in concert, or

                 (D)(i) the Company enters into an agreement in principle or a definitive agreement relating to an Event described in clause (A), (B) or (C) above which ultimately results in such an Event described in clause (A), (B) or (C) hereof,

                 (ii) a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in clause (A) or (B) hereof, or

                 (iii) there shall be an involuntary termination of the employment of Employee or any of the events which constitute a Constructive Involuntary Termination of employment of Employee occur, and Employee reasonably demonstrates that such event (x) was requested by a third party that has previously taken other steps reasonably calculated to result in an Event described in clause (A), (B) or (C) above and which ultimately results in an Event described in clause (A), (B) or (C) hereof or (y) otherwise arose in connection with or in anticipation of an Event described in clause (A), (B) or (C) above that ultimately occurs.

            3. Rights to Payments Following An Event. If any Event shall occur during the Term of this Agreement, then the Employee shall be entitled to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company) a cash payment and other benefits on the following basis (unless the Employee's employment by the Company is terminated voluntarily or involuntarily prior to the occurrence of the earliest Event to occur (the "First Event"), in which case the Employee shall be entitled to no payment or benefits under this Paragraph 3):

            (A) If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period, the employment of the Employee with the Company is voluntarily or involuntarily terminated for any reason

                 (unless such termination is a voluntary termination by the Employee other than a Constructive Involuntary Termination, is on account of the death or Disability of the Employee, or is a termination by the Company for Cause), the Employee (or the Employee's legal representative, as the case may be), subject to the limitations set forth in Paragraph 4,






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                 (i)   shall be entitled to receive from the Company or its
                       successor, upon such termination of employment with the Company or its successor, (a) in the event of an involuntary termination, at least 30 days prior written notice of termination and compensation at the Employee's regular rate of compensation for the 30-day period following receipt of notice of termination of employment without regard to whether Employee is required to perform services during such period and (b) a lump sum cash payment in an amount equal to (x) one times the highest annual rate of the Employee's base salary (without reduction for any salary reduction or other deferral contribution to any employee benefit plan sponsored by the Company) in effect at any time during the period commencing as of twelve months prior to the First Event and up to the date of termination, plus (y) the amount of bonus that is payable in accordance with the terms of any bonus plan or plans from time to time in effect at the "Plan" level (100% of the relevant financial goal (divisional and/or corporate) for the year to which the bonus relates) or, in the absence of any such plan, a bonus equal to 35% of the compensation payable pursuant to clause (x) above, in a lump sum at the time of such termination of employment; and

                 (ii) shall be entitled until the end of the Transition Period to participate in any health, disability and life insurance plan or program in which the Employee was entitled to participate immediately prior to the First Event as if he or she were an employee of the Company until the end of the Transition Period (except, (a) with respect to health, disability, or life insurance coverage, for those portions remaining until the end of the Transition Period that duplicate health, disability or life insurance coverage that is in place for the Employee under any other policy provided at the expense of another employer of Employee and (b) with respect to life insurance coverage, for any coverage pursuant to a split dollar insurance agreement between the Employee and Company, which split dollar insurance agreement contains separate provisions applicable upon termination of employment); provided however, that in the event that the Employee's participation in any such health, disability or life insurance plan or program is barred, the Company, at its sole cost and expense, shall arrange to provide the Employee with benefits substantially similar to those which the Employee is entitled to receive under such plan or program; and




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                  (iii) shall be entitled to professional outplacement services by a third party retained by the Company and reasonably acceptable to the Employee and to secretarial support and office space for up to twelve months after termination of employment at a location, designated by the Company and reasonably acceptable to the Employee, within 35 miles of the location where the Employee was employed immediately prior to the First Event, at a cost to the Company or the successor to the Company which in the aggregate shall not exceed $15,000.

             (B) The payments provided for in this Paragraph 3 shall be in addition to any salary or other remuneration otherwise payable to the Employee on account of employment by the Company or one or more of its subsidiaries or its successor (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the First Event) but shall be reduced by any severance pay which the Employee receives from the Company, its subsidiaries or its successor under any other policy or agreement of the Company in the event of involuntary termination of Employee's employment.

             (C) The Company also shall pay to the Employee all legal fees and expenses incurred by the Employee as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement

             (D) In the event that at any time from the date of the First Event until the end of the Transition Period,

                  (i) the Employee does not have substantially equivalent or greater title, duties, responsibilities and authority as compared with the Employee's status immediately prior to the First Event, other than for Cause or on account of Disability;

                  (ii) the Company shall have failed to continue in effect at the equivalent or greater level, the Employee's base salary and other remuneration and fringe benefits in which Employee participates immediately prior to the Change in Control other than for Cause or on account of Disability or shall have failed to pay Employee any amounts due thereunder;




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                 (iii) the Company shall have failed to continue to provide
                       Employee with benefits substantially similar to those enjoyed by Employee under any of the Company's life, medical, health, dental, accident, or disability insurance plans in which Employee was participating at the time of the Change in Control, or has taken any action that would, directly or indirectly, materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Company's normal vacation policy in effect at the time of the Change in Control, other than for Cause or on account of Disability;

                 (iv) the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Paragraph 6(B) hereof,

                 (v) the Company shall require the Employee to relocate to any place other than a location within twenty-five miles of the location at which the Employee performed his duties immediately prior to the First Event or, if the Employee performed such duties at the Company's principal executive offices, the Company shall relocate its principal executive offices to any location other than a location within twenty-five miles of the location of the principal executive offices immediately prior to the First Event, or

                 (vi) the Company shall require that the Employee travel on Company business to a substantially greater extent than required immediately prior to the First Event,

            a termination of employment with the Company by the Employee thereafter shall constitute a Constructive Involuntary Termination.

            (E) The Company's and any successor's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its successor may have against the Employee or others.

            (F) The Employee shall not be required to mitigate the amount of any payment or other benefit provided for in Paragraph 3 by seeking other employment



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                 or otherwise, nor (except as specifically provided in
                 Paragraph 3(A)(ii)) shall the amount of any payment or other benefit provided for in Paragraph 3 be reduced by any compensation earned by the Employee as the result of employment by another employer after termination, or otherwise.

           (G) The obligations of the Company under this Paragraph 3 shall survive the termination of this Agreement.

           4. Internal Revenue Code Section 280G Limitation. Notwithstanding any provision to the contrary contained herein except the last sentence of this Paragraph 4, if the lump sum cash payment due and the other benefits to which the Employee shall become entitled under Paragraph 3(A) hereof, either alone or together with other payments in the nature of compensation to the Employee which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a "parachute payment" as defined in
Section 280G of the Internal Revenue Code of 1986 (the "Code") or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to
Section 280G of the Code (or any successor provision thereto). The Employee in good faith shall determine the amount of any reduction to be made pursuant to this Paragraph 4 and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Employee would be entitled under this Agreement in the absence of this Section 4 to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Paragraph 4.

            5.   Definition of Certain Terms.

            (A) As used herein, the term "person" shall mean an individual, partnership, corporation, estate, trust or other entity.

            (B) As used herein, the term "Cause" shall mean, and be limited to, (i) willful and gross neglect of duties by the Employee or (ii) an act or acts committed by the Employee constituting a felony and substantially detrimental to the Company or its reputation.

            (C) As used herein, the term "Disability" shall mean the Employee's absence from his duties with the Company on a full time basis for 180 consecutive business days, as a result of the Employee's incapacity due to physical or

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

                 mental illness, unless within 30 days after written notice pursuant to Paragraph 1 hereof is given following such absence, the Employee shall have returned to the full time performance of his duties.

            (D) As used herein, the term "voting stock" shall mean all outstanding shares of capital stock entitled to vote generally in the election of directors, considered for purposes of this Agreement as one class, and all references to percentages of the voting stock shall be deemed to be references to percentages of the total voting power of the voting stock.

            (E) As used herein, the term "Transition Period" shall mean the two-year period commencing on the date of the earliest to occur of an Event described in clause (A), (B) or (C) of Paragraph 2 hereof (the "Commencement Date") and ending on the second anniversary of the Commencement Date.

            6.   Successors and Assigns.

            (A) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Employee shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

            (B) The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment on account of a Constructive Involuntary Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement

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                 provided for in this Paragraph 6(B) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

        8. Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

        (A)      In the case of the Company shall be:

                          FSI International, Inc.
                          322 Lake Hazeltine Drive
                          Chaska, Minnesota 55318
                          Attention:  Chief Executive Officer

         (B)     In the case of the Employee shall be:

                          Charles Wofford

                          ___________________________
                          ___________________________
                          ___________________________


Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

        9. Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that any benefits to the Employee provided in this Agreement are held to be unavailable to the Employee as a matter of law, the Employee shall be entitled to severance benefits from the Employer, in the event of an involuntary termination or Constructive Involuntary Termination of employment of the Employee (other than a termination on account of the death or Disability of the Employee or a termination for Cause) during the term of this Agreement occurring at the time of or following the occurrence of an Event, at least as favorable to the Employee (when taken together with the benefits under this Agreement that are actually received by the Employee) as the most advantageous benefits made available by the Employer to employees of comparable position and seniority to the Employee during the two-year period prior to the First Event.



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        10.      Employment Tax Withholding.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other income and employment taxes that are required to be withheld pursuant to any law or governmental regulation or ruling.

        11. Assignment. Employee may not encumber or dispose of any payment under this Agreement, which payments and the rights to such payments are expressly declared nonassignable or nontransferable, except as otherwise specifically provided in this Agreement.

        12. Titles. The titles and headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.


        13. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

        14. Term. This Agreement shall commence on the date of this Agreement and shall terminate, and the Term of this Agreement shall end, on the later of (A) December 31, 1996, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by the Employer or the Employee to the other party hereto at least 90 days prior to December 31, 1996 or the one-year extension period then in effect, as the case may be, or (B) if the Commencement Date occurs prior to December 31, 1996 (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), the second anniversary of the Commencement Date.

        15. Entire Agreement. This Agreement contains the entire understanding of the Company and Employee regarding compensation to be paid by the Company to Employee in the event of a change-in-control involving the Company and supercedes all prior agreements and understandings, written or oral, between Employee and Company regarding such compensation including the Management Agreement between Employee and Company dated as of January 25, 1993. No provision hereof may be altered, amended, modified or waived in any way whatsoever, except by written agreement executed by both the Company and Employee.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     FSI International, Inc.



                                     By:   /s/ Timothy D. Krieg
                                           --------------------------------
     /s/ Charles Wofford             Its:  Executive Vice President Quality
     ------------------------------        --------------------------------
           Charles Wofford                 and Human Resources














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